Exhibit 10.1
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE (the “Amendment”) is made this 13th day of December, 2005, by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”) and ELECTRONIC ARTS-TIBURON, a Florida corporation f/k/a Tiburon Entertainment, Inc. (“Tenant”).
BACKGROUND:
     A.      Landlord’s predecessor in title, ASP WT, L.L.C., and Tenant entered into a Lease dated June 15, 2004 (the “Lease”), with a Lease Commencement Date of January 1, 2005, and an expiration date of June 30, 2010, for 117,201 square feet (the “Original Premises”) in the office building known as Maitland Summit Park I located at 1950 Summit Park Drive, Orlando, Florida 32810 (“Building I”).
     B.      Landlord also is the owner of the office building known as Maitland Summit Park II located at 1958 Summit Park Drive, Orlando, Florida 32810 (“Building II”).
     C.      Tenant desires to lease 23,163 square feet on the 6th floor of Building II (the “Expansion Premises”), which Expansion Premises are more particularly described and depicted on Exhibit “A” attached hereto.
     D.      Both parties desire to amend the Lease to incorporate the Expansion Premises and to provide for certain other matters related thereto.
     NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein and in the Lease, and intending to be legally bound hereby, hereby agree as follows:
     1.       Recitals. The foregoing recitals and all exhibits attached hereto are true and correct and are incorporated herein by this reference.
     2.       Definitions and Schedules. Sections 1.1 and 1.2 of the Lease are hereby deleted in their entirety and the following new Sections 1.1 and 1.2 are inserted in place and in lieu thereof:
1.1	DEFINITIONS:
a.	Leased Premises shall mean those suites/floors within both the Original Premises (defined in Section 1.1(b) below) and the Expansion Premises as described in Schedule 1.

b.	Original Premises shall mean those suites/floors within Building I as described in Schedule 1.

c.	Expansion Premises shall mean those suites/floors in Building II as described in Schedule 1.

d.	Building shall mean both Building I and Building II.
e.	Building I shall mean Maitland Summit Park I located at 1950 Summit Park Drive, Orlando, Florida 32810.

f.	Building II shall mean Maitland Summit Park II located at 1958 Summit Park Drive, Orlando, Florida 32810.

g.	Project shall mean both Building I and Building II, and the parking facilities and the lots on which the said buildings are located.

h.	Tenant’s Building I Square Footage shall mean 117,201 rentable square feet; Total Building I Square Footage of Building I shall mean 128,240 rentable square feet.

i.	Tenant’s Building II Square Footage shall mean 23,163 rentable square feet; Total Building II Square Footage of Building II shall mean 128,934 rentable square feet.

j.	Lease Commencement Date shall mean January 1, 2005, which may be adjusted pursuant to Section 4.2 of this Lease; Lease Expiration Date shall mean June 30, 2010, which may be adjusted pursuant to Section 4.2 of this Lease; Lease Term shall mean the period between Lease Commencement Date and Lease Expiration Date. The term “Lease Commencement Date” shall mean the Expansion Commencement Date (as defined in Section 3 below) wherever in this Lease the context shall require.

k.	Building I Base Rent shall mean those amounts as set forth in Section 12 hereof, plus applicable sales tax, if any; unless the options described under Sections 12.3 or 12.4 are exercised.

l.	Building II Base Rent shall mean those amounts as set forth in Section 12 hereof, plus applicable sales tax, if any, unless the options described under Sections 12.4 or 12.5 are exercised. In addition to the amounts owed under Section 12, Tenant shall pay to Landlord the cost of electric power serving the Expansion Premises (which shall include but not be limited to the electric power operating the HVAC system serving the Expansion Premises).

m.	Base Rent shall mean Building I Base Rent and Building II Base Rent combined.

n.	Tenant’s Building I Pro Rata Share shall mean 91.4%.

o.	Tenant’s Building II Pro Rata Share shall mean 17.97%.

p.	Tenant’s Pro Rata Share shall mean Tenant’s Building I Pro Rata Share and Tenant’s Building II Pro Rata Share combined.

q.	Base Year shall mean: (i) the calendar year 2005 with respect to the Original Premises, and (ii) the calendar year 2006 with respect to the Expansion Premises.

r.	Deposit shall mean $-0-; Prepaid Rent shall mean $-0-, of which $-0- represents the first monthly installment of Base Rent, and $-0- represents the last monthly installment of Base Rent.

s.	Permitted Purpose shall mean general office use.

t.	Authorized Number of Parking Spaces shall mean: (i) with respect to Building I and the Original Premises, a minimum of 484 unreserved spaces at a rate of $-0- per space per month, and (ii) with respect to Building II and the Expansion Premises, 4.5 parking spaces per 1,000 rentable square feet unreserved parking spaces in the Building II parking structure (i.e., 103 spaces), at a rate of $-0- per space per month, provided however, of the 103 Building II parking spaces, Landlord shall provide 4 reserved parking spaces, at no charge, at locations to be determined by Landlord in the Building II parking structure. In addition, Tenant may use additional parking spaces in the Building II parking structure in excess of the foregoing ratio without any additional consideration, provided that Tenant’s use of the same does not interfere with the use of such parking by other tenants of Building II. Once Landlord substantially completes construction of its next phase of development at Maitland Summit Park, the foregoing right of the Tenant to use additional parking within the Building II parking structure beyond the 4.5 parking spaces per 1,000 rentable square feet shall terminate and expire (provided, however, that during the construction period, Landlord may reduce such additional parking, if necessary, to accommodate the construction).

u.	Managing Agent shall mean the Landlord.

v.	Broker of Record shall mean Liberty Property Trust, for Landlord.

w.	Cooperating Broker shall mean Advantis Real Estate Services, for Tenant.

x.	Landlord’s Mailing Address: 500 Chesterfield Parkway, Malvern, PA 19355

Copy to: 2400 Lake Orange Drive, Suite 110, Orlando, Florida 32738, telephone: 407-447-1776, and fax: 407-888-3242.

y.	Tenant’s Mailing Address: 1950 Summit Park Drive, Orlando, Florida 32810, telephone: 407-386-4000, and fax: 407-386-4555, with copy to 209

Redwood Shores Parkway, Redwood City, CA 94065, attn: Senior Director of Facilities.

z.	Market Base Rent: shall mean market rents, Tenant improvements, rent concessions for renewing tenants in similar Class A office space in Maitland, Florida
1.2	SCHEDULES AND ADDENDA: The schedules and addenda listed below are incorporated into this Lease by reference unless lined out. The terms of schedules, exhibits and typewritten addenda, if any, attached or added hereto shall control over any inconsistent provisions in the paragraphs of this Lease.
a.	Schedule 1: Description of Leased Premises and/or Floor Plans

b.	Schedule 2: Rules and Regulations

c.	Schedule 3: Utility Services

d.	Schedule 4: Maintenance Services

e.	Schedule 5: Parking for Building I and Original Premises

f.	Schedule 6: Work Letter Agreement for Original Premises

g.	Schedule 7: Certificate of Acceptance

h.	Schedule 8: Guaranty

i.	Schedule 9: Approved Tenant’s General Contract, Architect and Engineer
     3.      Expansion Premises Commencement Date; Expansion Premises Termination Date. The commencement date for Tenant’s occupancy of the Expansion Premises and for the payment of Building II Base Rent shall be that date which is the earlier of (i) the issuance of the certificate of occupancy by the applicable governmental authority for the Tenant’s Work described in Section 5 below, or (ii) subject to Section 5(a) below, 120 days after the Effective Date hereof (the “Expansion Commencement Date”). The Expansion Premises termination date (“Expansion Termination Date”) shall be fifty-four (54) full calendar months following the Expansion Commencement Date.
     4.      Operating Costs. Landlord and Tenant hereby acknowledge and agree that the term “Operating Costs” as used in this Lease shall mean those defined Operating Costs for Building I and Building II, respectively. For purposes of calculating Tenant’s Pro Rata Share of any Excess Operating Costs for each of Building I and Building II, the defined Operating Costs for Building I and the defined Operating Costs for Building II shall be calculated, treated, allocated and assessed separately, such that Tenant is obligated to pay Tenant’s Building I Pro Rata Share of any Excess Operating Costs for Building I and Tenant’s Building II Pro Rata Share of any Excess Operating Costs for Building II. For the purposes of the calculation, assessment and payment of any Excess Operating Costs pursuant to Section 3.3 of the Lease, the term “Building” as used therein shall mean either Building I or Building II, as the case may be.
     5.      Construction and Commencement of Possession for Expansion Premises. The parties acknowledge and agree that Sections 4.1 and 4.2 of the Lease relate to and apply to the Original Premises only. The following terms and conditions relate to the construction of improvements and commencement of possession for the Expansion Premises:

          (a)      Within fourteen (14) days of the Effective Date hereof, Landlord shall deliver full control of the Expansion Premises to Tenant, to enable Tenant to perform the Tenant’s Work (as hereinafter defined). For each day later than fourteen (14) days after the Effective Date until the delivery of full control of the Expansion Premises to Tenant as provided above, the 120 day time period referenced in Section 3(ii) above shall be extended on a day-for-day basis. Subject to the provisions hereof, Tenant shall cause the construction and installation of all improvements to the Expansion Premises in accordance with the Plans and Specifications, as hereinafter defined, and as necessary to permit Tenant to occupy same and conduct normal business operations (such improvements being referred to herein as “Tenant’s Work”). In connection with Tenant’s Work, Tenant will have a construction manager (the “Construction Manager”) who will serve as Tenant’s representative in communicating and dealing with Landlord in the implementation, progress and completion of Tenant’s Work. Landlord agrees to work cooperatively with the Construction Manager, and all rights and obligations of the Tenant under this Section 5 may be performed, exercised and/or satisfied by or on behalf of Tenant by the Construction Manager.
          (b)      Within five (5) days of the Effective Date of this Amendment, the parties shall have mutually approved a space plan for the Expansion Premises. The space plan shall be acknowledged by the parties in writing. Tenant shall then prepare detailed set of plans and specifications (the “Plans and Specifications”), which shall be based on the mutually approved space plan. The Plans and Specifications shall be prepared by Tenant’s architect and engineer. Attached hereto as Schedule 9 and by this reference made a part hereof are the names of Tenant’s general contractor, architect and engineer for the Tenant’s Work; Landlord hereby approves the general contractor, architect and engineer described on Schedule 9 attached hereto.
          (c)      Landlord has made no representations or warranties relating to the Expansion Premises; Tenant accepts the Expansion Premises in its “as is” condition. Landlord assumes no responsibility whatsoever, and shall not be liable, for the manufacturer’s, architect’s, or engineer’s design or performance of any structural, mechanical, electrical, or plumbing systems or equipment or any other matter set forth in the Plans and Specifications or otherwise.
          (d)      The Plans and Specifications shall be subject to Landlord’s review and approval. Landlord shall accept or notify Tenant of its objections to the Plans and Specifications within five (5) business days after receipt thereof. In the event Landlord fails to either accept the Plans and Specifications or notify Tenant of its objections to such Plans and Specifications within the forgoing five (5) business days, then the Plans and Specifications shall be deemed approved by Landlord. If the Plans and Specifications are not acceptable, Landlord shall notify Tenant in writing of the reasons for such disapproval and required revisions and amendments thereto, and Tenant shall have five (5) days after receipt of Landlord’s notice thereafter to correct and revise and submit amended Plans and Specifications to Landlord for consideration. In the event Landlord and Tenant are unable, after discussing and negotiating in good faith, to agree on the Plans and Specifications within thirty (30) days after the Effective Date hereof, then this Amendment shall terminate and neither Landlord nor Tenant shall have any further obligations hereunder whatsoever. Once Landlord approves the Plans and Specifications, Tenant shall, within five (5) days, provide Landlord with one (1) set of the Plans and Specifications which shall be signed and dated by both parties (and any changes to the Plans and Specifications shall be made only by written addendum signed by both parties).

          (e)      All inspections and approvals necessary and appropriate to complete Tenant’s Work in accordance with the Plans and Specifications and as necessary to obtain a certificate of use and occupancy as hereinafter provided are the responsibility of Tenant and its general contractor. Tenant shall arrange a meeting prior to the commencement of construction between Landlord, Tenant and Tenant’s contractors for the purpose of organizing and coordinating the completion of Tenant’s Work.
          (f)      All of Tenant’s Work shall be completed in a good and workmanlike manner and shall be in conformity with the applicable building codes. Upon substantial completion of Tenant’s Work, Tenant shall furnish to Landlord:
                    (i)       a certificate of use and/or occupancy issued by the appropriate governmental authority and other evidence satisfactory to Landlord that Tenant has obtained the governmental approvals necessary to permit occupancy; and
                   (ii)       a notarized affidavit from Tenant’s contractor(s) listing the amounts paid and stating that all amounts due for work done and materials furnished in completing Tenant’s Work have been paid; and
                   (iii)      releases of lien from any subcontractor or material supplier that has given Landlord a Notice to Owner pursuant to Florida law; and
                   (iv)      “as built” drawings of the Expansion Premises, with a list and description of all work performed by the contractors, subcontractors, and material suppliers.
          (g)     Subject to Tenant’s compliance with Section 5 above, Landlord will provide Tenant with an allowance (the “Tenant Improvement Allowance”) against the cost of the improvements to the Expansion Premises and against the fees and costs incurred by Tenant with respect to preparation of the Plans and Specifications for the Expansion Premises and all permit fees. The Tenant Improvement Allowance shall be Thirteen Dollars ($13.00) per rentable square foot of the Expansion Premises (i.e., a total of $301,119.00). Tenant shall be obligated to pay, when due, the cost of Tenant’s Work to the extent that the same exceeds the Tenant Improvement Allowance Landlord shall pay and reimburse the Tenant the Tenant Improvement Allowance within thirty (30) days of Tenant’s satisfaction of and compliance with Section 5(f) above.
          (h)     In connection with the Tenant’s Work, Tenant hereby specifically acknowledges and agrees that any improvements or modifications to the Expansion Premises and/or Building II required to bring the same into compliance with current applicable laws, rules, regulations and building codes, shall be at the sole cost of the Tenant and shall be included within the costs described in Section 5(g) above or in the approved budget for Tenant’s Work constituting part of the Plans and Specifications. For example, but not by way of limitation of the foregoing, Tenant shall be solely responsible at its cost for: any alterations or improvements required to bring the Expansion Premises into compliance with the Americans with Disabilities Act (ADA) or other laws, rules and regulations relating to accessibility; updating the electrical infrastructure configuration; all demolition above existing ceilings within the Expansion Premises; correcting deficiencies in core walls and above the existing ceiling within the

Expansion Premises; modifying egress lighting and adding battery pack lights; and additional wire supports for existing light fixtures.
     6.       Project Services. Landlord shall install a separate submeter for the electric power serving the Expansion Premises (including but not limited to the HVAC system serving the Expansion Premises). Landlord shall initially pay for the electricity used as shown on the submeter(s) and Tenant shall thereafter reimburse Landlord on a monthly basis for said costs pursuant to invoice.
     7.       Casualty and Untenantability. Section 8.1 of the Lease is hereby deleted in its entirety, and the following new Section 8.1 is hereby inserted in place and in lieu thereof:
8.1	CASUALTY AND UNTENANTABILITY: If either Building I or Building II is made substantially untenable or if Tenant’s use and occupancy of either the Original Premises or the Expansion Premises are substantially interfered with due to damage to the common areas of either Building I or Building II or if either the Original Premises or the Expansion Premises is made wholly or partially untenable by fire or other casualty, Landlord may, by notice to within 45 days after the damage, terminate this Lease with respect to the space/building so damaged (e.g., if Building II and/or the Expansion Premises is so damaged, Landlord may terminate this Lease with respect to the Expansion Premises). Such termination shall become effective as of the date of such casualty.

If either the Original Premises or the Expansion Premises is made partially or wholly untenable by fire or other casualty and this Lease is not terminated as provided above, Landlord shall restore the Original Premises or the Expansion Premises, as applicable, to the condition they were in on the Lease Commencement Date, not including any personal property of Tenant or alterations performed by Tenant.

If the Landlord does not terminate this Lease as provided above, and Landlord fails within 120 days from the date of such casualty to restore the damaged common areas thereby eliminating substantial interference with Tenant’s use and occupancy of either the Original Premises or the Expansion Premises, or fails to restore the Leased Premises to the condition they were in on the Lease Commencement Date, not including any personal property or alterations performed by Tenant, Tenant may terminate this Lease as of the end of such 120 day period.

In the event of termination of this Lease pursuant to this paragraph, Rent shall be prorated on a per diem basis and paid to the date of the casualty, unless either the Original Premises or the Expansion Premises shall be tenantable, in which case Rent shall be payable to the date of the lease termination. If either the Original Premises or the Expansion Premises are untenable and this Lease is not terminated, Rent shall abate on a per diem basis from the date of the casualty until either the Original Premises or the Expansion Premises are ready for occupancy by Tenant. If part of either the Original Premises or the Expansion Premises is untenable, Rent shall be prorated on a per diem basis and apportioned in accordance with the part of either the Original Premises or the Expansion Premises which is usable by Tenant until the damaged part is ready for Tenant’s occupancy. Notwithstanding the foregoing, if any damage was proximately caused by an act or omission of Tenant, its employees, agents, contractors, licensees or invitees, then, in such event, Tenant agrees that Rent shall not abate or be diminished during the term of this Lease.
     8.       Condemnation. Section 9.1 of the Lease is hereby deleted in its entirety and the following new Section 9.1 is hereby inserted in place and in lieu thereof:
9.1	CONDEMNATION: If all or any part of the Original Premises shall be taken under power of eminent domain or sold under imminent threat to any public authority or private entity having such power, this Lease shall terminate as to the part of the Original Premises so taken or sold, effective as of the date possession is required to be delivered to such authority. In such event, Building I Base Rent shall abate in the ratio that the portion of Tenant’s Building I Square Footage taken or sold bears to Tenant’s Building I Square Footage. If a partial taking or sale of the Original Premises, Building I or the Project (i) substantially reduces Tenant’s Square Footage resulting in a substantial inability of Tenant to use the Original Premises for the Permitted Purpose, or (ii) renders Building I or the Project not commercially viable to Landlord in Landlord’s sole opinion, either Tenant in the case of (i), or Landlord in the case of (ii), may terminate this Lease by notice to the other party within 30 days after the terminating party receives written notice of the portion to be taken or sold. Such termination shall be effective 180 days after notice thereof, or when the portion is taken or sold, whichever is sooner. All condemnation awards and similar payments shall be paid and belong to Landlord, except any amounts awarded or paid specifically to Tenant for removal and reinstallation of Tenant’s trade fixtures, personal property or Tenant’s moving costs. To the extent permitted by law, Tenant shall, however, be entitled to seek business damages from any condemning authority.

If all or any part of the Expansion Premises shall be taken under power of eminent domain or sold under imminent threat to any public authority or private entity having such power, this Lease shall terminate as to the part of the Expansion Premises so taken or sold, effective as of the date possession is required to be delivered to such authority. In such event, Building II Base Rent shall abate in the ratio that the portion of Tenant’s Building II Square Footage taken or sold bears to Tenant’s Building II Square Footage. If a partial taking or sale of the Expansion Premises, Building II or the Project (i) substantially reduces Tenant’s Building II Square Footage resulting in a substantial inability of Tenant to use the Expansion Premises for the Permitted Purpose, or (ii) renders Building II or the Project not commercially viable to Landlord in Landlord’s sole opinion, either Tenant in the case of (i), or Landlord in the case of (ii), may terminate this Lease by notice to the other party within 30 days after the terminating party receives written notice of the portion to be taken or sold. Such termination shall be effective 180 days after notice thereof, or when the portion is taken or sold, whichever is sooner. All condemnation awards and similar payments shall be paid and belong to Landlord, except any amounts awarded or paid specifically to Tenant for removal and reinstallation of Tenant’s trade fixtures, personal property or Tenant’s moving costs. To the extent permitted by law, Tenant shall, however, be entitled to seek business damages from any condemning authority.
     9.       Termination Option. Section 12.3 of the Lease is hereby deleted in its entirety and the following new Section 12.3 is hereby inserted in lieu and in place thereof:
12.3	DOWNSIZING OPTION (Building I): Tenant shall have a one-time option to terminate a portion of the Original Premises only in the event that Tenant intends to expand its office facilities to a premises in excess of the available space in Building I, and Tenant is moving into a building in which it will occupy no less than 130,000 Rentable Square Feet (“RSF”). By written notice to Landlord, Tenant may elect to vacate up to 47,067 RSF of contiguous space within Building I, the location of which Landlord and Tenant shall mutually agree upon in writing. This option only remains open for partial termination of the respective portion of the Original Premises between the end of the FORTY-EIGHTH (48th) month and FIFTY-SEVENTH (57th) month of the Lease Term, and Tenant shall provide no less than TWELVE (12) months prior written notice to Landlord. In the event that Tenant elects to vacate a portion of the Original Premises as provided in this paragraph, Tenant shall pay to Landlord an early termination fee of SIXTY THOUSAND and NO/100 dollars ($60,000.00). Further, in the event that Tenant exercises the downsizing option set forth in this paragraph, Tenant agrees to give Landlord an opportunity to submit a proposal to provide Tenant’s new occupancy need in another building owned or managed by Landlord, or to be constructed by Landlord.

TERMINATION OPTION (Building II): Provided that there then exists no event of default by Tenant under this Lease nor any event that with the giving of notice and/or the passage of time would constitute a default, and that Tenant is the sole occupant of the Expansion Premises, Tenant shall have a one-time option to terminate this Lease with respect to the Expansion Premises only, effective on any date that is between the thirty-sixth (36th ) month and the forty-fifth (45th ) month after the Expansion Commencement Date, by providing not less than nine (9) months’ prior written notice to the Landlord and paying to Landlord a termination fee equal to one (1) month’s Building II Base Rent as of the effective date of such termination, together with the unamortized costs of the tenant improvements within the Expansion Premises and all leasing commissions paid by Landlord in connection with the lease of the Expansion Premises hereunder. This right of termination is a one-time right, is personal to Tenant and its Affiliates (defined below), and is non-transferable to any assignee or sublessee (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) or other party. Notwithstanding the foregoing, however, in the event Tenant exercises the termination option for the Expansion Premises pursuant to this paragraph as part of entering into an agreement with Landlord to expand and consolidate Tenant’s space and facilities into any other project owned by the

Landlord, then the foregoing termination fee applicable to the Expansion Premises shall not be due and payable by Tenant. “Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern.
     10.    Right of First Offer. Subject to the rights of Charles Schwab & Co., Inc. (“Schwab”), in the event that all or any portion of the 25,000 rentable square feet of space which are contiguous to the Expansion Premises (in each case, the “Additional Space”) first becomes available for rental during the term of this Lease and provided that Landlord has not given Tenant notice of default more than two (2) times during the immediately preceding twelve (12) months, that there then exists no event of default by Tenant under this Lease nor any event that with the giving of notice and/or the passage of time would constitute a default, and that Tenant is the sole occupant of the Expansion Premises, Tenant shall have the right of first offer to lease all of the Additional Space, subject to the following:
               (a)      Landlord shall notify Tenant when the Additional Space first becomes available for rental and Tenant shall have seven (7) days following receipt of such notice within which to notify Landlord in writing that Tenant is interested in negotiating terms for leasing such Additional Space and to have its offer considered by Landlord prior to the leasing by Landlord of the Additional Space to a third party. If Tenant notifies Landlord within such time period that Tenant is so interested, then Landlord and Tenant shall have thirty (30) days following Landlord’s receipt of such notice from Tenant within which to negotiate, in good faith, mutually satisfactory terms for the leasing of the Additional Space by Tenant and to execute an amendment to this Lease incorporating such terms or a new lease for the Additional Space.
               (b)      If Tenant does not notify Landlord within such 7 days of its interest in leasing the Additional Space, or if Tenant does not execute such Lease amendment within such 30 days, if applicable, then this right of first offer to lease the Additional Space will lapse and be of no further force or effect and Landlord shall have the right to lease the Additional Space to any other party on any terms and conditions acceptable to Landlord.
               (c)      This right of first offer to lease the Additional Space is a one-time right if and when each Additional Space first becomes available, is personal to Tenant and is non-transferable to any assignee or sublessee (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) or other party.
     11.    Lobby/Courtyard Use. Section 13.14 of the Lease is hereby deleted in its entirety and the following new Section 13.14 is hereby inserted in place and in lieu thereof:
13.14	LOBBY/COURTYARD USE: Tenant shall, upon Landlord’s prior written authority, have the right to use the Building I lobby for display purposes including plasma screens and kiosks, provided such use and display is deemed by Landlord to be in good taste, at Landlord’s discretion, and such use or displays do not interfere with any other tenant’s rights and does not constitute a nuisance. As long as Tenant occupies the entire FIRST (1st) Floor of Building I, Tenant will have the exclusive use of (at no additional cost) the courtyard area on the east side of Building I and may make improvements to suit its needs subject to Landlord’s reasonable approval. Tenant shall install and maintain any such items at Tenant’s sole cost and expense, and Tenant shall, at Tenant’s sole cost and expense, remove any such items and restore the Building I lobby to its original condition.
     12.    Base Rent Adjustment. Section 13.17 of the Lease is hereby deleted in its entirety, and the following new Section 13.17 is hereby inserted in place and in lieu thereof:
13.17	BASE RENT ADJUSTMENT: Building I Base Rent shall be adjusted on the following dates (with Month 1 being January 1, 2005):

	Monthly	Total Base Rent
Period	Base Rent	For Period
Months 1-6.5	$ free -	$ free -
Months 6.5-12	$195,335.00	$1,074,342.50
Months 13-24	$214,868.50	$2,578,422.00
Months 25-36	$220,240.21	$2,642,882.55
Months 37-48	$225,709.59	$2,708,515.11
Months 49-60	$231,374.31	$2,776,491.69
Months 61-66	$237,136.70	$1,422,820.14
Building II Base Rent shall be adjusted on the following dates (with Month 1 below being the month of the Expansion Commencement Date):

	Monthly	Total Base Rent
Period	Base Rent	For Period
Months 1-12	$30,401.44	$364,817.25
Months 13-24	$41,548.63	$498,583.56
Months 25-36	$42,587.35	$511,048.20
Months 37-48	$43,652.03	$523,824.36
Months 49-54	$44,743.33	$268,459.98
If the Expansion Commencement Date is not the first day of the month, the Base Rent, Operating Costs and other amounts due under the Lease for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Expansion Commencement Date.
     13.    Signage. Section 13.19 of the Lease is hereby deleted in its entirety and the following new Section 13.19 is hereby inserted in place and in lieu thereof:
13.19	SIGNAGE: Landlord will allow Tenant, at Tenant’s expense, to display its company name on the Building I facia. Specifications for any such signage must be approved by Landlord in writing prior to Tenant’s seeking applicable permits from governmental authorities and installation. Landlord reserves the right in its sole discretion, to specify details of such signage. In the event that Tenant elects to exercise its downsizing option pursuant to Section 12.3, Landlord shall have the right to require Tenant, at Tenant’s sole cost, to remove its sign from the Building I facia and restore the Building I facia to its original condition, original wear and tear excepted. Tenant, at Tenant’s sole cost and expense, shall be required to remove all Building I signage and restore the Building I facia to its original condition, original wear and tear excepted, upon expiration of the Lease.

Landlord will allow Tenant, at Tenant’s expense, to display its company name on the Landlord’s illuminated monument sign at the entrance of Summit Park on Summit Boulevard, which monument sign serves both Building I and Building II, and such company name shall be similar and comparable in size, copy area, quality and visibility as the signage/logo for Schwab currently located on such monument sign. Such monument signage shall be installed by Tenant no later than December 31, 2005.

All signage will conform to applicable governing authority requirements and Tenant shall obtain any permits or authorizations necessary for signage it installs hereunder.

Landlord shall arrange for Tenant’s suite identification sign(s) and lobby directory strip(s) at Tenant’s expense. Tenant may incorporate its logo graphics, without color, on the suite identification sign(s).
     14.    Right of First Refusal. Landlord hereby specifically acknowledges and agrees that the addition of the Expansion Premises to the Lease, and the Tenant’s use and occupancy thereof as provided herein, shall not constitute or qualify as the one-time Right of First Refusal with respect to space that becomes available in the Project as provided in Section 13.20 of the Lease. Tenant’s ROFR as provided in Section 13.20 shall not be affected by the execution of this Amendment or the Tenant’s lease and occupancy of the Expansion Premises.
     15.    Tenant Improvement Allowance. Section 10 of Schedule 6 of the Lease is hereby deleted in its entirety and the following new Section 10 is hereby inserted in place and in lieu thereof:
(10)   Landlord will provide Tenant with an allowance (the “Tenant Improvement Allowance”) against the cost of the improvements to the Premises and against the fees and costs incurred with respect to preparation of the Plans and Specifications for the Premises and all permit fees. The Tenant Improvement Allowance shall be One Million Five Hundred Sixty-Five Thousand Five Hundred Ten Dollars and Ninety-Seven Cents ($1,565,510.97). Upon expiration or written waiver of the Downsizing Option, Landlord shall pay an additional $4.09 per square foot of Tenant Improvement Allowance for the space not vacated up to 47,067 RSF ($192,504.03). In the event that Tenant retains possession of the Premises subject to the Downsizing Option after the FORTY-EIGHTH (48) month, but exercises the Downsizing Option before the FIFTY-SEVENTH (57th) month, Tenant shall receive a proportionate share of the additional Tenant Improvement

Allowance which shall be determined as follows: The total of this retained RSF multiplied by $4.09. plus the total RSF to be vacated (but retained during Downsizing Option Period) multiplied by that number of months Tenant remains in possession divided by that proportion of the remaining Lease Term that the total number of months after the FORTY EIGHTH (48th) month that Tenant remains in possession of the portion of the Premises subject to the Downsizing Option of the remaining months of the Lease Term (18 months). [Example: If Tenant vacates the 10,000 RSF on the 50th month of the Lease, Tenant shall receive $151,604.03 [37,067 RSF x $4.09=$151,604.03] plus $4,544.44 [(10,000 x $4.09) x (2÷18) = $4,544.44]. The Tenant Improvement Allowance shall be paid by Landlord by joint check to Tenant or Tenant’s designated agent and its general contractor in monthly installments, based upon requests for payment submitted by Tenant and its general contractor not more than monthly. Additionally, TWENTY FIVE percent (25%) of the additional Tenant Improvement Allowance may be applied, at Tenant’s request, toward Rent. Each request for payment shall be accompanied by a certification by the architect that all work up to the date of the request for payment has been substantially completed, along with the items required under subsection (7), above (except for a certificate of occupancy), for work done or materials furnished up to the date of Tenant’s request for payment. Upon receipt thereof, Landlord shall pay to Tenant and its general contractor (by joint check), within TWENTY (20) days after submission of such items to Landlord, an amount equal to Landlord’s pro-rata share of such request for payment. Landlord’s pro-rata share shall mean the percentage that the Tenant Improvement Allowance bears to the total cost of the Tenant’s Work (plus the architectural and engineering fees incurred with respect to the Plans and Specifications and permit fees) (less TEN percent (10%) of each payment to be retained by Landlord pending final completion). Upon final completion of the Tenant’s Work and receipt by Landlord of the items required under subsection (7), above, plus reasonable evidence indicating that all of Tenant’s Costs have been paid, Landlord shall pay to Tenant and its general contractor (by joint check) within THIRTY (30) days the remaining Tenant Improvement Allowance, plus the retainage (provided, however, that the retainage will not be released by Landlord until all punchlist items have been completed). Any and all costs for the construction of the Premises above the Tenant Improvement Allowance (“Tenant’s Costs”) shall be paid by Tenant to the applicable contractors, subcontractors, and material suppliers. Tenant shall receive no credit or payment for any unused portion of the Tenant Improvement Allowance. Tenant shall be able to recapture up to TWENTY-FIVE percent (25%) of any Tenant Improvement dollars via an offset in base rental.
     16.    Relocating Suite 300 Tenant. Landlord and Tenant acknowledge and agree that the relocation terms and conditions contained in Section 13.21 of the Lease apply and relate to Suite 300 of Building I.
     17.    Effect of Termination of Lease for Original Premises. If this Lease is terminated with respect to the Original Premises due to condemnation or casualty of the Original Premises, or due to the default of Landlord with respect to the Lease and the Original Premises to the extent that the Lease and Tenant’s obligations thereunder is terminated by a court of law and Tenant has vacated the Original Premises, then notwithstanding any other terms and conditions of the Lease to the contrary, Tenant shall have the right to terminate this Lease with respect to the

Expansion Premises simultaneously with the termination of this Lease with respect to the Original Premises. In the event Tenant elects to exercise its right to terminate the Lease with respect to the Expansion Premises as provided in this Section 16, Tenant shall notify Landlord of such election in writing and such termination shall be effective simultaneously with the termination of the Lease with respect to the Original Premises.
     18.    Effect of Amendment; Conflicts; Capitalized Terms. Except as expressly modified or amended herein, the Lease remains unchanged and in full force and effect in accordance with its terms. In the event of a conflict between the terms and provisions of this Amendment and the Lease, the terms and provisions of this Amendment shall control and be given effect. All capitalized terms not otherwise defined herein shall have the meanings and definitions ascribed to such terms in the Lease. This Amendment shall be binding upon and inure to the benefit of the Landlord and the Tenant and their respective successors and assigns.
     19.    Counterparts; Facsimile Copies. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. To facilitate execution, the parties agree that this Amendment may be executed and telecopied to the other party and that an executed telecopy shall be as binding and enforceable as an original.
     20.    Effective Date. The “Effective Date” of this Amendment shall be date on which the last of the Landlord or the Tenant executes this Amendment.
[Signatures appear on following page]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD: LIBERTY PROPERTY LIMITED PARTNERSHIP By: Liberty Property Trust, Sole General Partner
By:	/s/ Robert Goldschmidt
	Name:	Robert Goldschmidt
	Title:	Sr. Vice President

Witness:	/s/ Stephanie Garcia

Name:	Stephanie Garcia

Witness:	/s/ Xiomara Santos

Name:	Xiomara Santos

TENANT: ELECTRONIC ARTS-TIBURON, a Florida corporation
By:	/s/ Bryan Neider
	Name:	Bryan Neider
	Title:	CFO, WW Studios

Witness:
Name:

Witness:

Name:

N

Exhibit "A"

Expansion Premises

A1 SIXTH FLOOR
NTS

Baker Barrios Architects

300 South Orange Avenue
Suite 900
Orlando, Florida 32801
407.926.3000 Tel
407.926.3390 Fax

BOMA CALCULATIONS
SUMMIT BUILDING 2

1950 SUMMIT PARK DRIVE, BUILDING 2
MAITLAND, FL 32751

DATE: 05/05/05
PROJECT: 050210.00
DRAWN : AL
CHECKED: JL

Flr. 6

Schedule 1
Description of Leased Premises and/or Floor Plans
Original Premises (All within Building I)
First Floor (excluding commons areas)
Second Floor
Third Floor (excluding Suite 300, existing of 11,039 RSF)
Fourth Floor
Fifth Floor
Sixth Floor
Expansion Premises (All within Building II)
Sixth Floor

Schedule 9
Approved Tenant’s General Contractor, Architect and Engineer
General Contractor: Brasfield and Gorrie, LLC

Architect: Baker Barrios Architects

Engineer: Sims Wilkerson Engineering, Inc.